Exhibit 99.1

CONTACT:	Financial Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
VIVUS, Inc.	Jennifer Beugelmans
Timothy E. Morris	jbeugelmans@joelefrank.com
Chief Financial Officer	(212) 895-8692
morris@vivus.com
Investor Relations:
The Trout Group
Brian Korb
bkorb@troutgroup.com
(646) 378-2923

VIVUS ANNOUNCES $110 MILLION
SYNTHETIC CAPPED ROYALTY FINANCING

MOUNTAIN VIEW, Calif., March 26, 2013 — VIVUS, Inc. (NASDAQ: VVUS) today announced that it has entered into a $110 million non-equity financing with an investment fund managed by Pharmakon Advisors. Under the terms of this financing, VIVUS will make an initial draw of $50 million and will have the option, at its discretion, to draw an additional $60 million at any time prior to December 31, 2013.

“This royalty financing provides VIVUS with non-dilutive capital for continued commercialization of Qsymia and other corporate activities,” stated Timothy E. Morris, senior vice president and chief financial officer, VIVUS, Inc. “The innovative financing arrangement has no equity component and is structured to allow maximum flexibility for VIVUS.”

“We are pleased to be partnering with VIVUS for this transaction,” said Pedro Gonzalez de Cosio, Managing Member of Pharmakon Advisors. “Based on our extensive confidential due diligence, we are impressed with the VIVUS team and have confidence in the commercial opportunities represented by Qsymia as an important therapy for chronic weight management.”

Under the terms of the financing, VIVUS will make no payments for the first year. Repayments will begin in the second quarter of 2014 and end in the second quarter of 2018 and will be based on scheduled quarterly amounts. These payments may be lower than the scheduled amounts as they are subject to a capped percentage of future net sales of Qsymia® (phentermine and topiramate extended-release) capsules CIV.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Pharmakon Advisors

Investment funds managed by Pharmakon Advisors have raised approximately $1 billion to invest in debt securities and capped royalties secured by revenues from life sciences products. Pharmakon Advisors’ management team has a long and successful track record of structuring securitized financings and making direct investments in royalty interests on life sciences products. Pharmakon Advisors has structured investments secured by sales or royalty payments from sixteen different pharma, biotech and medical device products.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets. Qsymia is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our limited commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy, or REMS, requirements; the impact of distribution of Qsymia through a certified home delivery pharmacy network; whether or not the FDA approves our amendment to the REMS for Qsymia, which, if approved, would allow dispensing through certified retail pharmacies to increase access while meeting all requirements of the REMS; that we may be required to provide further analysis of previously submitted clinical trial data; the negative opinion of the European Medicines Agency’s, or EMA, Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name STENDRA™; the ability of our partners to obtain and maintain regulatory approvals to manufacture and adequately supply our products to meet demand; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the results of post-marketing studies are not favorable; compliance with post-marketing regulatory standards is not maintained; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and the commercialization of new products. There are no guarantees that the product will receive regulatory approval outside the United States for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, and periodic reports filed with the Securities and Exchange Commission.